Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp
(516) 536-5850 ext 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS
YEAR END 2008 RESULTS

•	Company-wide operating income increased approximately 60% for the year ended December 31, 2008 as compared to same period last year.

•	Company continues to show financial strength in its balance sheet as of December 31, 2008. Liquidity and working capital increase up significantly, while debt to equity ratio falls below .2 to 1.

•
Health Safety and Monitoring Services (HSMS) segment closes out year with double digit growth – largest year over year growth achieved in last decade.  The HSMS increased revenues was led by the Walgreens Ready Response® program.

•	Company launches MedSmart, its new medication reminder and dispensing system.

OCEANSIDE, New York. –March 24, 2009 – American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and year ended December 31, 2008.

Revenues for the quarter ended December 31, 2008, consisting primarily of monthly recurring revenues (MRR), increased 5% to $9,740,667 as compared to $9,271,953 for the same period in 2007.  Net income for the quarter ended December 31, 2008 decreased 79% to $67,684 or $.01 per diluted share as compared to $317,335 or $.03 per diluted share for the same period in 2007.

Revenues for the year ended December 31, 2008 increased 8% to $38,586,820, as compared to $35,645,265 for the same period in 2007.  Net income decreased 5% to $1,439,601 or $0.15 per diluted share as compared to a net income of $1,514,232 or $0.16 per diluted share for the previous year.

The Company had projected that gross revenues, consisting primarily of monthly recurring revenue (MRR), would increase by 10% to $39,200,000.  The Company realized a shortfall of approximately 2% which was primarily the result of the delayed execution of certain contracts within the TBCS segment which were subsequently executed in 2009. The Company had projected net income would increase 25% to $1,900,000 for the year ending December 31, 2008.  The Company experienced a shortfall as a result of the Company writing-off certain assets resulting in an after tax loss of approximately $523,000 relating to a technology, licensing, development, distribution and marketing agreement with a technology entity for its HSMS sector. The technology provider on this initiative experienced a funding shortfall and has filed for bankruptcy protection and will not be able to complete the project.  This HSMS endeavor was related to the engineering and production of certain advanced telehealth products.  Excluding this write-off, the Company would have been slightly above its net income projection for 2008.

To measure the Company’s financial performance from operations, a metric which excludes non-operational items is being provided.  The non-operational items include interest, taxes, loss on abandonment, other expenses and other income.  These non-operational items negatively impacted the Company’s net income in 2008 to a greater extent then in 2007.  Operating income for the year ended December 31, 2008 increased 60% to $3,278,089 as compared to operating income of $2,051,149 for the previous year.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the year ended December 31, 2008 decreased 5% to $7,102,369 as compared to $7,443,516 for the same period in 2007.  Similar to the discussion above with respect to net income, the EBITDA result is reflective of the effect of the write-off referred to above.  Excluding this write-off, EBITDA for 2008 would have been $7,988,873, representing a 7% increase.

The Company continues to demonstrate increasing financial strength within its balance sheet reflecting improved working capital and debt to equity ratio.  The Company’s working capital increased to $5,886,000 at December 31, 2008, as compared to $3,601,469 at December 31, 2007, representing a 63% increase.  The Company’s debt to equity ratio was .18 to 1 at December 31, 2008 as compared to .26 to 1 at December 31, 2007.

Jack Rhian, President and Chief Executive Officer, explained, “2008 has proven to be a year of affirmation.  Beginning in 2006, management began to articulate the fact that we had commenced a company-wide “reengineering process.”  In 2008, we advised our shareholders that our reengineering program was essentially complete and that accelerated revenue and earnings growth would soon follow.  2008 operating results are a clear validation that our investment in restructuring and reengineering was a success.

The rationale behind our diversification plan was to minimize any negative effect associated with being a single product company.  However, due to the complementary nature of the HSMS and TBCS divisions, it quickly became apparent that if we could drive both divisions to operate efficiently and aggressively, AMAC would experience growth and profitability not previously achieved as a single division organization. The results of 2008 provide compelling evidence that we are experiencing the positive effects of this strategy and we are looking forward to the beneficial effects of both AMAC divisions performing at optimal levels simultaneously.  It should be noted that AMAC’s success is not based on a single “do or die” initiative, but rather from a compounding effect of multiple initiatives that include but are not limited to:
•	MedSmart medication management system
•	Walgreen’s direct to consumer PERS
•	Daytime concierge and hospital communication services
•	PhoneScreen clinical trial recruitment

Our management team has created and refined its business plan. Moreover, the building blocks have now been set and will serve as a foundation for ongoing and accelerated growth in 2009 and beyond.  We provide essential services that are recession resistant because of their vital nature to healthcare providers and patient communications.  The Company has successfully employed a dual strategy of focused revenue enhancement and unrelenting cost containment.  We believe our winning strategy will serve shareholders well, particularly in this most challenging of times.”

Webcast information
The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in via 877-407-9205 at 10:30 a.m. ET.

What:	American Medical Alert Corp. Fiscal 2008 Results
When:	Tuesday March 24, 2009 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=142250
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=142250. The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: HLINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and PhoneScreen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)” and “operating income”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes operating income is a useful measure as it more accurately reflects the performance of the Company’s core operations and excludes any non-operational or one-time events which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and operating income are non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA and operating income should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks.

Statements of income for the three months and year ended December 31, 2008 and 2007 and balance sheets as of December 31, 2008 and 2007 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Revenues	$9,740,667	$9,271,953	$38,586,820	$35,645,265

Cost of Goods Sold	4,780,290	4,548,618	18,656,476	17,601,963
Selling, General & Administrative Costs	3,983,924	4,286,343	16,652,255	15,992,153
Interest Expense	55,378	105,561	279,451	481,166
Loss on Abandonment	886,504	-	886,504	-
Other Expenses (Income)	(87,113)	(218,904)	(334,467)	(1,090,249)

Income before Provision for Income Taxes	121,684	550,335	2,446,601	2,660,232

Net Income	$67,684	$317,335	$1,439,601	$1,514,232

Net Income per Share
Basic	$0.01	$0.03	$0.15	$0.16
Diluted	$0.01	$0.03	$0.15	$0.16

Basic Weighted Average
Shares Outstanding	9,444,285	9,333,519	9,426,912	9,276,712

Diluted Weighted Average
Shares Outstanding	9,575,827	9,804,786	9,670,563	9,732,386

CONDENSED BALANCE SHEET
	December 31,	December 31,
	2008	2007
ASSETS

Current Assets	$10,054,379	$8,672,362
Fixed Assets – Net	10,169,907	10,799,313
Other Assets	14,141,978	15,264,546

Total Assets	$34,366,264	$34,953,221

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$4,168,379	$5,070,893
Deferred Income Tax	1,208,000	947,000
Long-term Debt	2,815,000	4,694,316
Long-term Capital Lease	-	32,425
Other Liabilities	623,708	537,922

Total Liabilities	$8,815,087	$11,282,556

Stockholders' Equity	25,551,177	23,670,665

Total Liabilities and Stockholders' Equity	$34,366,264	$34,953,221

Operating Income for the year ended December 31, 2008 and 2007 reconciled to net income.

	12/31/2008	12/31/2007

Net Income	1,439,601	1,514,232
Add Backs:
Taxes	1,007,000	1,146,000
Interest Expense	279,451	481,166
Loss on Abandonment	886,504	-
Deductions:
Other Expense (Income)	(334,467)	(1,090,249)

Operating Income	3,278,089	2,051,149

Earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2008 and 2007 reconciled to net income.

	12/31/08	12/31/07

Net Income	1,439,601	1,514,232
Add Backs:
Taxes	1,007,000	1,146,000
Interest	279,451	481,166
Depreciation & Amort.	4,376,317	4,302,118

EBITDA	7,102,369	7,443,516

###